                                                                      Exhibit 11

                                 LOGICON, INC.

                       COMPUTATION OF EARNINGS PER SHARE



Earnings per share of common stock including common stock equivalents, have been computed based on the following weighted average number of shares:

                                          For the Year Ended March 31
                                      -----------------------------------
                                         1996        1995*        1994*
                                         ----        -----        -----

Average number of shares
outstanding during the year           13,763,000  13,672,000   14,356,000


Net additional shares issuable
in connection with dilutive
stock options based upon use
of the treasury stock method
based on average market prices           446,000     532,000      648,000
                                      ----------  ----------   ----------

Average number of common shares,
including common stock equivalents    14,209,000  14,204,000   15,004,000
                                      ==========  ==========   ==========


* Earnings per share have been restated to reflect a 100% stock split effective on September 13, 1995.



Fully diluted earnings per share of common stock are omitted because there is less than 3 percent dilution in any year.